PEAR TREE FUNDS
SECOND AMENDED AND RESTATED MULTIPLE CLASS PLAN

1. Background.   Pear Tree Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company that offers shares of beneficial interest in the current separate series portfolios and any series of the Trust that may be established in the future (each, a "Fund" and collectively, the "Funds").  Rule 18f-3 under the 1940 Act permits an open-end management investment company to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, the investment company adopts a written multiple class plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

2.  Certain Class Rights and Preferences, Generally.  With respect to each Fund, each class of shares represents interests in the same portfolio of investments of the Fund, and is identical in all respects to each other class, except as set forth in the Fund's prospectus and statement of additional information currently on file with the Securities and Exchange Commission (together, the "Fund Offering Documents").  The differences among the various classes of shares of each Fund will relate to: (a) distribution, service and other charges and expenses as provided for in Section 3; (b) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (c) such differences relating to: (i) eligible investors, (ii) the designation of each class of shares, (iii) exchange privileges, as may be set forth in the Fund Offering Document, as the same may be amended or supplemented from time to time, and (iv) conversion privileges, as provided in Section 5 and as may be set forth in the Fund Offering Document, as the same may be amended or supplemented from time to time.

3. Distribution, Service and Other Charges; Expense Reimbursements.

(a) Certain expenses may be attributable to a Fund, but not a particular class of shares thereof.  All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes.

(b) A class of shares may be permitted to bear expenses that are directly attributable to that class.  Expenses that shall be directly attributable to a specific class are any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan.  Expenses that may be directly attributable to a specific class include (i) any administrative service fee attributable to such class; and (ii) any transfer agency, sub-transfer agency and shareholder servicing fee attributable to such class.

(c) Any expense not specifically identified above that is subsequently identified and determined to be applied properly to one or more classes of shares of a Fund, but not all classes, shall be so applied upon approval by votes of the majority of the Trustees of the Trust, including a majority of those Trustees of the Trust who are not "interested persons" of the Trust, as such term is defined in the 1940 Act (the "Independent Trustees").

(d) Notwithstanding any other term of this Plan, the distributor of a Fund's shares, the investment adviser to the Fund or another provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

4. Certain Class-Attributable Charges and Expenses.  Each Fund currently offers the share classes described in Exhibit A.  Exhibit A includes a general description of the fees applicable to each class of shares.  Notwithstanding Exhibit A, sales charges, distribution and/or service fees currently authorized for each class of each Fund are as set forth in the Fund Offering Document.
5. Class Conversion.  If permitted by disclosure in Fund Offering Documents, as described in such Fund Offering Documents, a designated purchase class of shares of the Fund will convert to a designated target class of shares of the Fund at any time after the initial date that the purchase class of shares commenced operations upon shareholder request if the requesting shareholder meets the criteria for investment in the target class of shares as set forth in the Fund's Prospectus.  Such share class conversion may be suspended if it is determined that the conversion constitutes or is likely to constitute a taxable event under federal income tax law.
6. Effective Date of this Plan.  This Plan shall not take effect until it has been approved by a vote of the majority of the Trustees of the Trust, including a majority of the Independent Trustees.
7. Additional Classes.  This Plan shall become effective with respect to any class of shares of any Fund, other than Ordinary Shares, Institutional Shares, and R6 Shares, upon the commencement of the initial public offering thereof (provided that this Plan has previously been approved with respect to such additional class by a vote of the majority of the Trustees of the Trust, including a majority of the Independent Trustees, prior to the offering of such additional class of shares, and shall continue in effect with respect to such additional class or classes until terminated in accordance with Section 10.  Such specific and different terms of such additional class or classes shall be attached hereto as Exhibit A and made part of this Plan.
8. Limitation of Liability.  Consistent with the limitation of shareholder liability as set forth in the Trust's Second Amended and Restated Agreement and Declaration of Trust dated May 26, 2011, any obligations assumed by any Fund or class thereof, and any agreements related to this Multiple Class Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares.  All persons having any claim against the Trust, or any class thereof, arising in connection with this Multiple Class Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.
9. Amendments to this Plan.  No material amendment to this Plan, including Exhibit A, shall be effective unless it is approved by a vote of the majority of the Trustees of the Trust, including a majority of the Independent Trustees.  No vote of shareholders shall be required for such amendment to this Plan.
10. Termination of this Plan.  This Plan may be terminated at any time with respect to any Fund as a whole or any class of shares individually, by a vote of the majority of the Trustees of the Trust, including a majority of the Independent Trustees.  This Plan may remain in effect with respect to a particular class or classes of shares of a Fund even if it has been terminated in accordance with this Section 10 with respect to any other class of shares.

November 30, 2016

EXHIBIT A
General Summary of Share Classes
Applicable to All Funds:

Ordinary Shares. Ordinary Shares of a Fund are offered without the imposition of any initial sales charge or any contingent deferred sales charge ("CDSC").  Ordinary Shares of a Fund are subject to an annual distribution and service fee in accordance with the then-effective Ordinary Shares Rule 12b-1 Plan of the Fund.  Ordinary Shares of a Fund also are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

Institutional Shares.  Institutional Shares of a Fund are offered without imposition of an initial sales charge, contingent sales charges, service fee or distribution fee.  Institutional Shares of a Fund are available for purchase only as described in the Prospectus and are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

R6 Shares.  R6 shares of a Fund are offered without the imposition of any initial sales charge, CDSC, service fee or distribution fee.  Class R6 shares of a Fund also are subject to the investor qualification and/or minimum purchase requirements and exchange privileges as set forth in the Prospectus.